Exhibit 5.1
Pillsbury Winthrop Shaw Pittman LLP
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March 12, 2013

Xplore Technologies Corp.
14000 Summit Drive, Suite 900
Austin, Texas 78728

Re:           Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Xplore Technologies Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company having an initial public offering price of up to U.S. $50,000,000.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinion expressed in this letter.  In such review, we have assumed that the signatures on all documents examined by us are genuine, which assumption we have not independently verified.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that, when (a) the Board of Directors of the Company or a duly authorized committee of such Board (such Board of Directors or committee being referred to herein as the “Board”) has taken all necessary corporate action to approve the issuance and establish the terms of the offering of shares of the Common Stock and related matters, (b) such shares have been issued and sold by the Company in the manner contemplated by the Registration Statement and in accordance with such Board action (but in any event for a price at or above the par value of such Common Stock), and (c) the consideration for such shares of Common Stock has been paid or delivered as required in connection with the Board’s authorization of such Common Stock, such shares of Common Stock will be duly authorized, legally issued, fully paid and nonassessable.

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of the Common Stock, the Registration Statement and any amendments thereto (including post-effective amendments) will have been declared effective under the Act, a Prospectus Supplement to the Prospectus forming a part of the Registration Statement will have been prepared and filed with the Securities and Exchange Commission (the “Commission”) describing the Common Stock offered thereby, the authorization of such Common Stock will not have been modified or rescinded by the Board, and there will not have occurred any change in law affecting the validity or enforceability of such Common Stock.

We have also assumed that neither the issuance and delivery of such Common Stock nor the compliance by the Company with the terms of such Common Stock will violate any applicable federal or state law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

The opinion set forth in this letter is limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP